UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☒ Definitive Additional Materials ☐ Soliciting Material Pursuant to Section 240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Teradata Corporation

(Name of Registrant as Specified In Its Charter)

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ADDITIONAL INFORMATION REGARDING THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2020

Teradata Corporation (the “Company”) issued the following press release on April 30, 2020, which relates to the Company’s proxy statement, dated March 20, 2020 (the “Proxy Statement”), furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2020 Annual Meeting of Stockholders to be held on Tuesday, May 5, 2020 at 8:00 a.m. Pacific Time.

This supplement is being filed with the Securities and Exchange Commission and is being made available on the Investor Relations page of the Company’s website at investor.teradata.com on or about April 30, 2020.

This supplement should be read in conjunction with the Proxy Statement.

INVESTOR CONTACT

Nabil Elsheshai

858-485-2125 office

nabil.elsheshai@teradata.com

MEDIA CONTACT

Jennifer Donahue

650-346-1153 cell

jennifer.donahue@teradata.com

Teradata Announces Change to Virtual Meeting for 2020 Annual Meeting of Stockholders

Company cancels in-person meeting and will hold virtual-only meeting on May 5

SAN DIEGO – Apr. 30, 2020 – Teradata Corporation (NYSE: TDC) today announced a change to its 2020 Annual Meeting of Stockholders. Due to conditions associated with the coronavirus pandemic (COVID-19), and to support the health and well-being of the Company’s stockholders, employees, and other stakeholders, the Company has changed the format of its 2020 Annual Meeting of Stockholders from a physical in-person meeting to a virtual meeting.

As announced in Teradata’s proxy materials that were previously distributed, the 2020 Annual Meeting of Stockholders will be held at 8:00 a.m. PT on Tuesday, May 5, 2020, but in virtual meeting format only, via live audio webcast. To attend the virtual meeting, Teradata stockholders will need to visit www.virtualshareholdermeeting.com/TDC2020 and use their 16-digit control number found on the notice, proxy card, or voting instruction form that they previously received. Only Teradata stockholders as of the close of business on March 6, 2020 (the record date for the meeting), will be entitled to attend, vote and examine the stockholder list at the annual meeting. Stockholders will be able to vote their shares electronically during the meeting by following the instructions available on the meeting website during the meeting. The list of stockholders of record will also be available for viewing on the meeting website during the meeting.

The virtual meeting will be in audio format only and will be limited to the formal business of the 2020 Annual Meeting of Stockholders as set forth in the notice and proxy statement for the meeting previously distributed to stockholders. Due to the quiet period that will be in effect at the time of the meeting, there will not be a management presentation or a business or financial update. Also, in lieu of a question and answer session at the meeting, questions for Teradata’s management may be directed to investor.relations@teradata.com.

As a reminder, two days after the meeting, on Thursday, May 7, 2020, the Company will release its 2020 first quarter financial results after market close and will host a conference call and live webcast at 2 p.m. PT the same day to discuss the results and provide a business update. Access to the conference call will be available on the Investor Relations page of Teradata’s website at investor.teradata.com.

If stockholders have already voted, they do not need to vote again. Whether or not a stockholder plans to virtually attend the Annual Meeting, we urge all stockholders to vote in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting. Stockholders are able to use the proxy card or voting instruction form included with the notice and proxy statement previously distributed to stockholders.

The virtual Annual Meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plugins. Stockholders should ensure that they have a strong internet connection to log into and attend the Annual Meeting and should plan to access the Annual Meeting prior to the start time. Online access will begin at 7:45 a.m. PT. Additional information regarding matters addressing technical and logistical issues, including technical support during the meeting, will be available at www.virtualshareholdermeeting.com/TDC2020.

About Teradata

Teradata transforms how businesses work and people live through the power of data. Teradata leverages all of the data, all of the time, so you can analyze anything, deploy anywhere, and deliver analytics that matter most to your business. And we do it on-premises, in the cloud, or anywhere in between. We call this pervasive data intelligence, powered by the cloud. It’s the answer to the complexity, cost and inadequacy of today’s approach to analytics. Get the answer at teradata.com.

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